Exhibit 99.1

Introgen Receives Notice ADVEXIN® U.S. BLA Not Sufficiently Complete to File

Introgen Intends to Appeal FDA Decision

AUSTIN, Texas--(BUSINESS WIRE)--Introgen Therapeutics, Inc. (NASDAQ:INGN), a developer of targeted molecular therapies for cancer, today announced that the United States Food and Drug Administration (FDA) notified the Company that its Biologics License Application (BLA) for ADVEXIN® (p53 tumor suppressor therapy) for the treatment of recurrent, refractory squamous cell carcinoma of the head and neck, submitted on June 30, 2008, was not sufficiently complete and would not be filed at this time. The Company intends to appeal this refuse to file decision and is reviewing the various options available to it.

Earlier this month, Introgen and its subsidiary Gendux Molecular Limited announced that the European Medicines Agency (EMEA) accepted for review the Company’s ADVEXIN Marketing Authorization Application (MAA) for the treatment of recurrent, refractory squamous cell carcinoma of the head and neck.

“We believe in the potential of ADVEXIN as a treatment option for head and neck cancer, an area of significant unmet need for today’s cancer patient,” said David G. Nance, Introgen’s CEO. “We are encouraged by our clinical data and believe that the 40,000 Americans who are diagnosed with head and neck cancer each year would benefit from ADVEXIN as a treatment option in the future. We will work with FDA to determine our next steps in the U.S. as we continue to pursue potential approval in Europe.”

About ADVEXIN

ADVEXIN p53 therapy is a targeted molecular therapy with broad applicability in a wide range of tumor types and clinical settings because it targets one of the most fundamental and common molecular defects, abnormal p53 tumor suppressor function, associated with cancer initiation, progression and treatment resistance. ADVEXIN has demonstrated increased survival and tumor growth control in recurrent head and neck cancer patients. ADVEXIN has demonstrated clinical activity in a number of solid tumor types in multiple Phase 1, 2 and 3 clinical trials conducted worldwide. ADVEXIN is considered an 'Orphan Drug' in the U.S. for the treatment of recurrent, refractory head and neck cancer, which, if approved, entitles the drug to extended market exclusivity for the approved indication. ADVEXIN is a registered trademark describing p53 therapy, developed by Introgen under exclusive worldwide licenses from The University of Texas M.D. Anderson Cancer Center.

About Introgen

Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen’s Marketing Authorization Application (MAA) for ADVEXIN p53 therapy to treat recurrent, refractory head and neck cancer and Li-Fraumeni Syndrome Cancer has been accepted by the European Medicines Evaluation Agency, and is presently under review in Europe.

Forward-Looking Statements

Statements in this release that are not strictly historical may be "forward-looking" statements, including those relating to Introgen's future success with its ADVEXIN clinical development programs for treatment of cancer and the use of biomarker data to support the regulatory approval of ADVEXIN and improve the care of patients. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen's operations and business environment, including Introgen's stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen's product candidates, the ability to obtain the appropriate regulatory approvals, Introgen's patent protection and market acceptance, as well as other risks detailed from time to time in Introgen's filings with the Securities and Exchange Commission including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof. Only the FDA, EMEA and corresponding regulatory agencies have the authority to approve pharmaceutical products. We cannot predict how such authorities may interpret the information contained in this release.

CONTACT:
Introgen Therapeutics, Inc.
Channing Burke, 512-708-9310, ext. 322
c.burke@introgen.com
or
Vida Communication
Stephanie Diaz, 415-675-7400 (investors)
sdiaz@vidacommunication.com
Tim Brons, 415-675-7400 (media)
tbrons@vidacommunication.com